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3.

                           Power of Attorney Forms for
                    Schedules 13G Schedule 13D and Forms 13F

I, Charles H. Brandes, as director and chairman of Brandes Investment Partners, Inc. which is the sole General partner of Brandes Holdings, L.P. and as a Managing Partner of Brandes Investment Partners, L.P., hereby appoint Gerald W. Wheeler and Adelaide Pund as attorneys-in-fact and agents, in all capacities, to execute, on my behalf and on behalf of Brandes Investment Partners, Inc., Brandes Investment Partners, L.P., and Brandes Holdings, L.P., to file with the appropriate issuers, exchanges and regulatory authorities, any and all Schedules 13G Schedules 13D and Forms 13F and documents relating thereto required to be filed under the Securities and Exchange Act of 1934, including exhibits, attachments and amendments thereto and request for confidential treatment of information contained therein. I hereby grant to said attorneys-in-fact full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as I could if personally present, thereby ratifying all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

I hereby execute this Power of Attorney as of this 20th day of October, 2000.


                                        /s/Charles H. Brandes
                                        -----------------------------
                                        Charles H. Brandes